UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

———————

FORM 8-K

———————

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 25, 2009

———————

SAFE TECHNOLOGIES INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

———————

Delaware	000-17746	22-2824492
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation or organization)	Number)	Identification Number)

1200 N Federal Highway, Suite 200, Boca Raton, FL	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (866) 297-5070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On August 25, 2009 we entered into an Agreement to Convert Debt with Franklin Frank, one of our largest shareholders, and Zaras Investments, Inc., a company controlled by Mr. Frank. Mr. Frank and Zaras have lent money to the Company for many years in order to maintain our operation. Over the years, the amount of debt has grown to over $2 million. This level of debt on our balance sheet has been a detriment to our ability to revitalize the Company. Mr. Frank and Zaras have now agreed to convert that debt into common stock at the current market price. The current market price was negotiated to be the average of the closing bid and asked prices for our stock over the 20 trading days ended August 21, 2009, or $.0012.

The exchange of debt for equity will take place on August 31, 2009, or such later date as our stock begins trading on a post-reverse split basis pursuant to our pending 10 to 1 reverse split. Therefore, the exchange price has been adjusted to $.012 per share. Pursuant to the exchange, Mr. Frank and Zaras will be issued approximately 180,000,000 shares, representing approximately 66% ownership of the Company.

We believe that the retirement of this debt is beneficial to our financial condition and future growth, as it will drastically reduce our overall debt, thereby affording us a more stable and favorable financial position.

Item 3.02

Unregistered Sales of Equity Securities

Pursuant to the Agreement to Convert Debt, reported above, we have agreed to issue 180,811,840 shares of our common stock to Franklin Frank and Zaras Investments, Inc., in order to retire $2,169,742 of debt. Mr. Frank is one of our largest shareholders, and is an accredited investor, and Zaras is a company controlled by Mr. Frank. Therefore, the issuance is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On August 25, 2009, pursuant to our 2009 Compensatory Stock Plan, we granted to Christopher L. Kolb, our President, 1,000,000 shares of our common stock, on a post-reverse split basis, and an option to purchase up to 4,000,000 shares of our common stock, also on a post-reverse split basis. The option vests one fourth each year over the next four years, and is conditioned on Mr. Kolb’s continued employment by the Company. The option price of $.01452 per share is equal to 110% of the average of the closing bid and asked prices for our stock over the 10 trading days prior to the date of the option. Mr. Kolb is our President, and is an accredited investor. Therefore, the issuance is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02 Departure of Officer; Compensatory Arrangement of Officer

With our new management team in place, on August 25, 2009, we have accepted the resignation of Randi Swatt, formerly our acting Chief Executive Officer and principal financial officer.

As reported above, on August 25, 2009, we granted to Christopher L. Kolb, our President, 1,000,000 shares of our common stock, on a post-reverse split basis, and an option to purchase up to 4,000,000 shares of our common stock, also on a post-reverse split basis. The shares and option were granted under our 2009 Compensatory Stock Plan. The Plan is designed for selected employees, officers, directors and key consultants to the Company and its subsidiaries, and is intended to advance the best interests of the Company by providing personnel who have substantial responsibility for the management and growth of the Company and its subsidiaries with additional incentive by increasing their proprietary interest in the success of the Company, thereby encouraging them to remain in the employ of the Company or its subsidiaries. The Plan is administered by the Board of Directors of the Company, and authorizes the issuance of stock options, restricted stock grants and stock awards, not to exceed a total of 10,000,000 shares. The terms of any awards under the Plan are determined by the Board of Directors, provided that no options may be granted at less than the fair market value of the stock as of the date of the grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safe Technologies International, Inc.

	By:	/s/ CHRISTOPHER L. KOLB
Christopher L. Kolb, President
Date: August 27, 2009